UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2020

BELLEROPHON THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36845	47-3116175
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

184 Liberty Corner Road, Suite 302 Warren, New Jersey	07059
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 574-4770

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.01 par value per share	BLPH	The Nasdaq Capital Market

☒	Emerging growth company

☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01    Entry into a Material Definitive Agreement.

On March 30, 2020, Bellerophon Therapeutics, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors named therein (the “Investors”), pursuant to which the Company agreed to issue and sell, in a registered direct offering by the Company directly to the Investors (the “Registered Offering”), an aggregate of 1,275,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”), at an offering price of $12 per share, for gross proceeds of $15.3 million before deducting the placement agent fees and related offering expenses.

The Purchase Agreement contains customary representations and warranties and agreements of the Company and the Investors and customary indemnification rights and obligations of the parties. Pursuant to the terms of the Purchase Agreement, the Company has agreed to certain restrictions on the issuance and sale of its Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) until thirty (30) days following the closing date.

The Shares were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-225878), which was filed with the Securities and Exchange Commission (the “Commission”) on June 25, 2018 and was declared effective by the Commission on July 6, 2018 (the “Registration Statement”).

The Registered Offering is expected to close on or about April 1, 2020, subject to customary closing conditions.

On March 20, 2020, the Company entered into an engagement letter (the “Engagement Letter”) with H.C. Wainwright & Co., LLC (“Wainwright” or the “Placement Agent”) pursuant to which the Company engaged Wainwright as the exclusive placement agent in connection with the Registered Offering. The Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the Shares. The Company agreed to pay the Placement Agent a placement agent fee in cash equal to 7.0% of the gross proceeds from the sale of the Shares.  In addition, the Company agreed to pay Wainwright $60,000 for non-accountable expenses and $12,900 for clearing fees. In addition, subject to certain exceptions, the Placement Agent will be entitled to a cash fee equal to 7% of the gross proceeds with respect to any public or private offering or other financing or capital-raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to the Company by investors whom Wainwright had contacted or introduced to the Company during the Term, if such Tail Financing is consummated at any time within the 3-month period following the expiration or termination of the Engagement Letter.

The foregoing summaries of the Engagement Letter and the Purchase Agreement do not purport to be complete and are subject to, and qualified in their entirety by, such documents attached as Exhibits 1.1 and 10.1, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

A copy of the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description
1.1	Form of Engagement Letter
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
10.1	Form of Securities Purchase Agreement, dated as of March 30, 2020, by and among Bellerophon Therapeutics, Inc. and the Investors.
23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).
99.1	Press release date March 30, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELLEROPHON THERAPEUTICS, INC.

Date: March 30, 2020	/s/ Assaf Korner
Assaf Korner
Chief Financial Officer